MariMed, Inc. Appoints New Independent Director

NORWOOD, MA, June 25, 2019 (GLOBE NEWSWIRE) -- MariMed Inc. (OTCQB: MRMD), a leading multi-state cannabis operator focused on health and wellness, today announced the appointment of Mr. David Allen to its Board of Directors effective immediately. As a Director, he will serve as Chair of MariMed's Audit Committee.

Mr. Allen brings over 22 years of experience as a Director, CEO and CFO of public companies. Presently he serves as Chief Financial Officer of True Drinks Holdings, Inc. From September 2018 to May 2019, Mr. Allen served as Chief Financial Officer of Iconic Brands, Inc. Prior to that, from December 2014 to January 2018, Mr. Allen served as the Chief Financial Officer of WPCS International, Inc. From 2007 to 2013, Mr. Allen served as the Chief Financial Officer and Executive Vice President of Administration at Converted Organics, Inc., after serving as audit committee chair on the board of Converted Organics. Mr. Allen is currently an Assistant Professor of Accounting at Southern Connecticut State University (SCSU), a position he has held since 2017. For the 12 years prior, he was an Adjunct Professor of Accounting at SCSU and Western Connecticut State University. Mr. Allen is a licensed CPA and holds a bachelor's degree in Accounting and a master's degree in Taxation from Bentley College.

MariMed CEO Bob Fireman said, "We are delighted to have an individual with David Allen's experience and knowledge join the MariMed Board of Directors. He has provided valuable guidance to other public and private companies experiencing rapid growth like MariMed. This appointment highlights our commitment to continue building a high quality, fully engaged Board of Directors with experience germane to our industry and growth trajectory. He will provide valuable input as the Company goes through the consolidation and expansion stages."

About MariMed Inc.

MariMed, Inc. is dedicated to improving health and wellness with the highest quality hemp and cannabis products. The company offers a full range of cannabis products, operates state of the art cannabis dispensaries in six states, and has a separate division, MariMed Hemp, focused on the development of industrial hemp-derived CBD products. MariMed owns a significant stake in Kentucky-based GenCanna, a recognized genetic innovator in industrial hemp, and recently acquired MediTaurus, a purveyor of high-quality CBD wellness products in the US and Europe under the Florance™ brand. Across its branded products, MariMed is in the forefront of precision dosed products for the treatment of specific medical symptoms. MariMed currently distributes its branded hemp and CBD products in select states and is expanding licensing and distribution to numerous additional markets encompassing thousands of dispensaries, pharmacies and wholesalers.

For additional information, visit www.marimedinc.com.

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Forward Looking Statements:

This release contains certain forward-looking statements and information relating to MariMed Inc. that is based on the beliefs of MariMed Inc.'s management, as well as assumptions made by and information currently available to the Company. Such statements reflect the current views of the Company with respect to future events including estimates and projections about its business based on certain assumptions of its management, including those described in this Release. These statements are not guarantees of future performance and involve risk and uncertainties that are difficult to predict, including, among other factors, changes in demand for the Company's services and products, changes in the law and its enforcement and changes in the economic environment. Additional risk factors are included in the Company's public filings with the SEC. Should one or more of these underlying assumptions prove incorrect, actual results may vary materially from those described herein as "hoped," "anticipated," "believed," "planned, "estimated," "preparing," "potential," "expected," "looks" or words of a similar nature. The Company does not intend to update these forward-looking statements. None of the content of any of the websites referred to herein (even if a link is provided for your convenience) is incorporated into this release and the Company assumes no responsibility for any of such content.

Media: Gregory Pettit
gregory@gregorypettit.net
(917) 450-6267

Investors: Jon Levine, CFO, MariMed
info@MariMedInc.com
781-559-8713

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